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                                                                   EXHIBIT 10.22

[ARIS CONSULTING LOGO]


                         CONSULTING SERVICES AGREEMENT

This Agreement is entered into as of October 6, 1999 (the "Effective Date"), between ARIS Corporation, a Washington corporation ("ARIS"), and ATMI, a corporation ("Customer").

The parties agree as follows:

1. SERVICES. ARIS agrees to perform the services (the "Services") described on Work Order(s) which are executed from time to time by authorized representatives of both parties and which reference this Agreement.

2. CHARGES; INVOICING AND PAYMENT. As consideration for ARIS' Services, Customer agrees to pay ARIS the amounts set forth on the Work Order.

Invoices will be issued semi-monthly by ARIS. Payment is due within 30 days after Customer's receipt of the invoice. A delayed payment charge of one and one-half percent (1.5%) of the invoice amount will be paid by Customer for each 30-day period (or part thereof) of delay in payment beyond the payment due date.

3. TERM AND TERMINATION. This Agreement will commence on the Effective Date specified above. This Agreement and the obligations of the parties hereunder may terminate early upon the occurrence of any of the following events: (i) completion of the Services by ARIS as specified in any applicable Work Order;
(ii) the institution of voluntary or involuntary proceedings by or against any party in bankruptcy or under any insolvency law, or for corporate reorganization, the appointment of a receiver or petition for the dissolution of any party or an assignment by a party for the benefit of creditors; or (iii) upon fourteen (14) days' written notice given by either party for any reason or no reason. ARIS shall be paid any amounts owing for Services performed and expenses incurred through the termination date. Customer shall also reimburse ARIS for the costs of all non-cancelable committed Services, expenses and materials on order (which shall become Customer's property) resulting from such termination or suspension of Services.

4. RECORDS AND PROGRESS REPORTS. ARIS shall keep full and accurate records of all of its labor hours and reimbursable expenses incurred in connection with this Agreement. ARIS shall provide access to such records upon Customer's reasonable request.

5. OWNERSHIP AND USE OF INTELLECTUAL PROPERTY. During the term of this Agreement, as a result of ARIS' efforts under this Agreement, ARIS may generate ideas, inventions, suggestions, copyrightable materials or other information ("Intellectual Property") which fall into one of two categories:

a. Intellectual Property specifically related to the subject matter of ARIS' efforts under this Agreement, and directly related to, or incorporated into, the work product to be produced by ARIS and delivered to Customer under this Agreement. Title to Intellectual Property described in this paragraph 5a, that is developed solely by ARIS, or jointly by ARIS and Customer, shall remain in Customer at all times. ARIS agrees to disclose and assign to Customer, in a form satisfactory to Customer, all such Intellectual Property, whether made alone or in conjunction with others, and to render such assistance as Customer may reasonably require to perfect such assignments and to protect such Intellectual Property; and

b. Intellectual Property of general applicability, whether or not related to, or incorporated into, the work product to be produced by ARIS and delivered to Customer under this Agreement. Title to Intellectual Property described in this paragraph 5b, including any Intellectual Property developed by ARIS prior to or outside of this Agreement, shall remain in ARIS. To the extent such Intellectual Property is incorporated into work product to be produced by ARIS and delivered to Customer under this Agreement, ARIS grants and Customer hereby accepts, a perpetual, worldwide, royalty-free, non-exclusive license to use all such Intellectual Property as incorporated into the ARIS work product.

6. CONFIDENTIALITY OBLIGATIONS. All information and material that may be disclosed by one party to the other in the course of this Agreement is considered confidential and proprietary and will not be used by the receiving party other than for the purposes under this Agreement for which it was disclosed. The receiving party will protect such information from disclosure to third parties and hold it as confidential using the same degree of care as that party uses to protect its own confidential or proprietary material of like importance, but at least reasonable care. This obligation will continue for a period of two (2) years following receipt of the material and will survive any termination of this Agreement, but it will not cover any information which is disclosed to a third party by the disclosing party without restrictions on disclosure, any information that has been or is developed independently by the receiving party without violation of obligations of confidentiality, any information that falls into the public domain without fault of the receiving party, any information that is rightly obtained by the receiving party from a third party without restriction, or any information that is rightly in the possession of the receiving party at the time of disclosure by the disclosing party.

7. STATUS OF ARIS AS INDEPENDENT CONTRACTOR. ARIS shall devote such time and effort to the performance of the Services as may be necessary to satisfactorily complete the work. ARIS shall not subcontract any portion of the work to be performed without the prior written consent of the Customer, which consent shall not be unreasonably withheld. ARIS shall be an independent contractor in the performance of this Agreement and shall not be deemed an employee or agent of Customer for any purpose whatsoever. Neither party shall have power to act as an agent of the other or bind the other in any respect. ARIS' performance shall be in compliance with all applicable statutes or regulations of any jurisdiction or governmental agency.

8. WORKPLACE. If ARIS is requested by Customer to provide Services on Customer premises, Customer agrees to provide ARIS personnel a safe workplace whose standards are consistent with that of its own employees. Customer also agrees to provide reasonable access to its personnel necessary for ARIS to perform the Services. ARIS personnel will observe all safety and other applicable rules in effect at such workplace, provided that notice of the rules has been supplied to ARIS and such personnel.

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9.  INSURANCE. At all time during the term of this Agreement, ARIS shall maintain insurance coverage rated A "Excellent" by A.M. Best for the following risks in the following minimum amounts.

     Comprehensive General Liability Insurance: $2 million aggregate; $1 million per occurrence, including $1 million personal injury.

     Errors and Omissions Liability: $5 million per occurrence.

     Business Auto: $1 million combined single limited bodily injury and property damage liability.

     Umbrella: $4 million aggregate, $4 million per occurrence.

     Workers' Compensation: as required by statute.

Upon the written request of Customer, ARIS shall name the Company as an additional insured under such policies, and shall provide the Company with a certificate evidencing the above insurance coverage.

10. NON-SOLICITATION. Customer shall not solicit employment from any of ARIS' employees whose work relates to this Agreement, during the term of this Agreement and for a period of six (6) months after termination of this Agreement, without ARIS' prior written consent.

11. WARRANTY; LIMITATION OF LIABILITY. ARIS represents and warrants that the Services provided hereunder will be performed in a manner consistent with the standards and the general customs and practices of the computer services industry. Although ARIS warrants that its Services are year 2000 compliant, ARIS makes no representation or warranty that any services, software or products of third parties, including Customer legacy systems and/or data, are or will be year 2000 compliant. Customer must report any deficiencies in the Services within thirty (30) days of the later of the completion of the Services or the date that such deficiencies were reasonably discoverable by Customer, in no event, however exceeding 180 days from the date of completion of such Services. Customer's sole remedy for the breach of any warranty by ARIS under this Agreement shall be the re-performance of the Services. If ARIS is unable to re-perform the Services as warranted, Customer shall be entitled to recover the fees paid to ARIS for the deficient Services.

THE EXPRESS WARRANTIES CONTAINED IN THIS AGREEMENT ARE ARIS' EXCLUSIVE WARRANTIES. ARIS DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ANY WARRANTY OF NON-INFRINGEMENT WITH RESPECT TO INTELLECTUAL PROPERTY. ARIS WILL NOT BE LIABLE IN ANY EVENT, IN CONTRACT OR TORT, FOR ANY CONSEQUENTIAL SPECIAL INCIDENTAL, OR INDIRECT DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT. IN ANY EVENT, ARIS' MAXIMUM LIABILITY UNDER THIS AGREEMENT SHALL BE LIMITED TO 1.5 TIMES THE AMOUNT PAID BY CUSTOMER UNDER THIS AGREEMENT.

12. MISCELLANEOUS. This Agreement is governed by the laws of the State of Washington. Any legal action must be filed within two (2) years after the cause for such action arises. The parties agree that jurisdiction over and venue in any legal proceeding arising out of or relating to this Agreement shall be the Superior Courts of King County, Washington. The prevailing party to any action shall be entitled to its reasonable costs and attorneys' fees from the other party.

Unless otherwise specifically provided in this Agreement, the terms of this Agreement shall prevail over any conflicting provision of any applicable Work Order.

Notices will be effective when received in writing at the addresses set forth below.

Customer or ARIS may not assign its rights under this Agreement without the prior written consent of either party.

Neither party shall issue any press release or other public disclosure concerning this Agreement without prior written consent of the other party, which shall not be unreasonably withheld. However, either party may disclose the existence of this Agreement or its contents as may be required to comply with applicable laws or regulations. Notwithstanding the above, Customer hereby consents to the use of Customer's name only in any listings of representative clients.

This Agreement constitutes the entire agreement of the parties, supersedes any prior understandings relating to the subject matter hereof, and may be amended or supplemented only in a written agreement signed by ARIS and Customer. All preprinted clauses on any order form by Customer are deemed deleted. The parties agree that Agreements with one or more faxed signatures shall have the same force and effect as an originally executed Agreement.

ARIS CORPORATION

By: [Signature Illegible]
  ----------------------------------
Title: Vice President

Address: 2229-112th Avenue NE
         Bellevue, WA 98004-2936

Phone:   (425) 372-2747
Fax:     (425) 372-2798




CUSTOMER: ATMI

By: /s/ BILL HARVEY
   -------------------------------
Title: Director of Administration

Address: 7 Commerce Drive
         Danbury, CT 06810-4169

Phone:   203.794.1100 x 174
Fax:     203.792.8040